Exhibit 6.3

                                PURCHASE CONTRACT

The undersigned KENNETH FRIEDMAN acting on behalf of COMPANIA MINERA CLIFTON, S.
A. a corporation duly registered in the Public Registry of Panama at microfiche 447555, document 577369 of the Mercantile Microfilm Section, duly authorized for this act by a Board of Directors resolution of said corporation, which is attached to this contract (attachment 1), hereinafter called CLIFTON; and JULIO
C. BENEDETTI, acting on behalf of the corporation TRANSWORLD EXPLORATION, S. A. a corporation duly registered in the Public Registry at microfiche 053813, Roll 3741 and Image 0017, of the Mercantile Microfiche Section, duly authorized for this act by shareholder's resolution of said corporation, which is attached to this contract (attachment 2), hereinafter called TRANSWORLD, and GUSTAVO EISENMANN, acting on behalf of BANCO PANAMERICANO, S. A. corporation registered in the Public Registry of Panama at microfiche 85971, roll 8104, Image 109 of the Mercantile Microfiche Section, hereinafter called PANABANK.


                                    RECITALS


That TRANSWORLD holds an Exploitation Concession of Mineral Class IV (gold and Silver) granted by the Republic of Panama, as it stated in contract No. 10 of October 4, 1988; covering 2, 400 hectares and the Remance Mine ("Concession"), (attachment 3)

That PANABANK holds some legal rights over certain equipment, machinery and land located within the Concession.

That CLIFTON entered into a Letter of Intent dated December 15, 2003 with TRANSWORLD by virtue of which the latter granted an Option Period ("Option") for the purchase of the aforementioned Concession.

That CLIFTON has exercised the Option and desires to purchase the

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Therefore, based on the above, the parties agree to enter in this contract as follows:


FIRST: PURCHASE PRICE. TERMS AND CONDITIONS: CLIFTON will purchase the Concession, subject to the following terms and conditions:

          A. CLIFTON will pay TRANSWORLD the amount of FIVE HUNDRED THOUSANDS DOLLARS (US$500,000.00), according to the following schedule.

               i) US$15,000.00 upon exercise of the Option and signing of this contract.

               ii) Thereafter, US$15,000.00 per quarter, three quarterly payments, until the first anniversary of this Contract.

               iii) Thereafter, US$40,000.00 per quarter, four quarterly
                    payments, until the second anniversary of this contract.

               iv) Thereafter, US$70,000.00 per quarter, four quarterly payments, until the third anniversary of this contract.


          B. TRANSWORLD will receive a 2% Net Smelter Return Royalty ("NSR") for a gold price up to US$399.99 per ounce and 3% NSR Royalty for a gold price of US$400.00 per ounce and above, up to US$600.00 per ounce. For US$601.00 and above a 2% NSR Royalty for the price excedent above US$600.00. This NSR Royalty is conveyed by the execution of the Royalty Agreement attached to this contract. (attachment 4)

          C. CLIFTON hereby agrees and commits to make the necessary investment to build a mine facility at the Concession with an installed mill capacity of 300 tons per day and place the mine in commercial production in a thirty-six month period from execution date of this contract.


SECOND: TRANSFER OF CONCESION: Once the first payment of US$15,000.00 is made TRANSWORLD will initiate the process to transfer the

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The parties agree to execute an escrow agreement and designate an escrow agent within 30 days of the execution of this contract.

FOURTH: OCCUPATION RIGHTS: Upon execution of this contract CLIFTON will have the right to enter upon the concession and carry out the following:

          A. Exploring for all Ores and Minerals which may be found in, on or under the Concession, including without limitation, conducting such geological and geophysical investigations, mapping and subsurface drilling as CLIFTON deems advisable;

          B. Mining (whether by underground, open pit, solution or other methods now known or hereafter developed), stockpiling, removing, shipping, processing, marketing or otherwise disposing of all Ores and Minerals;

          C. Placing and using on the Concession excavations, openings, shafts, ditches and drains;

          D. Constructing, erecting, operating, maintaining, using and, at its election, removing any and all vehicles, drilling rigs, buildings, structures, plants, machinery, equipment, railroads, pipelines, electrical power lines and facilities, stockpiles, waste piles, tailing ponds, setting ponds, heap leaching facilities and all other improvements, property and fictures as may be necessary, convenient or suitable for mining, removing, beneflciating, concentrating, smelting, extracting, leaching, refining and shipping of Ores and Minerals or products thereof, or for any activities incidental thereto, or to any of the rights or privileges of CLIFTON under this CONTRACT.

          E. CLIFTON is granted the right, insofar as TRANSWORLD may lawfully grant the right, to divert streams; to remove lateral and subjacent support, to cave, subside or destroy all or any parts of the Concession where it will not interfere with mining, and to leach ore; all to the extent necessary, usual or customary in carrying our any or all of the above referenced rights, privileges and purposes in a reasonable manner.


FIFTH: CLIFTON'S CONTRACTUAL RIGHTS DURING THE INTERIN PERIOD:
The time period between the evecution of this contract and the transfer of the

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TRANSWORLD to submit this request to DGRM, CLIFTON should provide the documentation listed in attachment 5.

SIXTH: CONCESSION'S SUPERFICIAL TAXES: TRANSWORLD recognizes that the concession superficial taxes have not been paid for the past three years. CLIFTON agrees to assume responsibility for payment of this taxes upon execution of this contract and 50% of this payment will be deducted from the last portion of the payment of the cash purchase price stated in clause 1A (IV).


SEVENTH REPRESENTATION AND WARRANTIES:

     A.   TRASWORLD Representation:

          1. TRANSWORLD has full power and authority to enter into this Agreement and the provisions hereof constitute legal and binding obligations of TRANSWORLD enforceable in accordance with their terms. To the best of its knowledge neither the execution and delivery of this agreement nor compliance by TRANSWORLD with any of the provisions hereof, will conflict with or result in a breach of any agreement or instrument to which TRANSWORLD is a party or of any law, government, or administrative regulation or restriction applicable to it.

          2. There are no actions, suits, claims, proceedings, litigation or investigations pending, or to the Best of TRANSWORLD'S knowledge, threatened against TRANSWORLD at law or inequity, or by any court or other governmental instrumentality which related to this Agreement, or the concession, or which could if continued, adversely affect TRANSWORLD's ability to fulfill the obligations undertaken hereby, or CLIFTON ability to explore or develop the Remance Area.

          3. TRANSWORLD is the holder of the Concession described in attachment 3 free and clear of all liens, claims, encumbrances, defects or objections subject only to the paramount title of the of Panama and the terms and conditions thereof. TRANSWORLD has o not previously transferred or encumbered its interest in the Concession and has no knowledge that any other person or entity

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               abandonment, relinquishment or other premature termination of the
               Concession.


     B.   CLIFTON's Representation:

          1. CLIFTON has full power and authority to enter into this Agreement and the provisions hereof constitute legal and binding obligations of CLIFTON enforceable in accordance with their terms. To the best of its knowledge neither the execution and delivery of this agreement nor compliance by CLIFTON with any of the provisions hereof, will conflict with or result in a breach of any agreement or instrument to which CLIFTON is a party or of any law, government, or administrative regulation or restriction applicable to it.

          2. There are no actions, suits, claims, proceeding, litigation or investigations pending, or to the best of CLIFTON's knowledge, threatened against CLIFTON at law or inequity, or by any court or other governmental instrumentality which related to this Agreement, or the concession, or which could if continued, adversely affect CLIFTON's ability to fulfill the obligations undertaken hereby, or CLIFTON ability to explore or develop the Remance Area.

EIGHT: ENVIRONMENTAL MATTERS: The concession is currently in compliance with environmental regulations for a non operating mine. Once CLIFTON defines the new mine plan and design, an Environmental Management Program (PAMA) will have to be prepared and submitted to the Environmental Authorities for their review and approval.

NINTH: LAND MACHINERY AND EQUIPMENT: The concession covers 2, 40O hectares and the immediate Remance Mine are covers 350 hectares. The possesory rights covering the immediate Remance Mine Area have been purchased. A detailed description of the land holdings is included in attachment 6. Both TRANSWORLD and PANABANK agree to grant access and uses of the land to CLIFTON without any restrictions or as long as the mining

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TENTH: CONCESSION'S GOOD STANDING: Except as disclosed in Clause: SIX, the concession is in good standing.


ELEVENTH: TERMINATION: This contract will be terminated if any of the following situations occurs:

          A.   By mutual agreement.

          B. Due to default attributed to one of the parties wherein the non-complying party shall have a period of thirty (30) days to remedy the default, as from the day of notice received from other party informing of said non-compliance.

          C. CLIFTON can terminate this contract with a 30 day notice period by making one additional quarterly payment and returning the concession to TRANSWORLD.

          D. If this contract is terminated by failure of CLIFTON to comply with the payments listed in clause 1A, CLIFTON will return the concession to TRANSWORLD.

TWELVETH: FORCE MAJEURE: In case of fortuitous case or force majeure, all the periods of time or terms indicated in this contract which are related to the fulfillment of any of the obligations assumed by the parties, will be prolonged for a period equal to the period of delay.


THIRTEENTH: ARBITRATION: Any claim or controversy arising from or related to this agreement, as well as the interpretation, application, execution and termination of this document should be resolved through an arbitration, after attempting a conciliation, by the Panamanian Arbitration and Conciliation Center, and based to its procedures rules.


FOURTEENTH: NOTICES: Any notice, election, report or other correspondence required or permitted hereunder shall be in writing and shall be sufficiently given if (i) delivered personally to an officer of the party to whom directed
(ii) sent by registered or certified mail, postage prepaid, return receipt requested of currior (iii) sent by fax or electronic mail. All such notices shall be addressed.

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     TRINIDAD:                   Compania Minera La Trinidad, S. A.

                                 Courier Address:
                                 Calle 64, No. 62 San Francisco
                                 Panama City

                                 Mail Address:
                                 Apartado 1303, Zona 9a
                                 Panama, Panama
                                 Attn: Julio C. Benedetti
                                 Phone: (507)226-1769
                                 Fax: (507)226-1091
                                 E-mail: invgeo@cableonda. net


    PANABANK:                    Banco Panamericano, S. A.

                                 Courier Address:
                                 Calle 50, Edificio Panabank
                                 Panama City

                                 Mail Address:
                                 Apartado 1828, Zona 1
                                 Panama, Panama
                                 Attn: Gustavo Eisenmann
                                 Fax: (507)264-5357


    CLIFTON:                     Compania Minera Clifton, S.A.

                                 Courier Address:
                                 26 Willow Lane
                                 Golden, CO 80403
                                 United States of America

                                 Mail Address:
                                 26 Willow Lane
                                 Golden, CO 80403
                                 Attn: Kenneth Friedman
                                 Phone: (303) 642-0659 / (801)756-1414
                                 Fax: (801) 756-5454
                                 e-mail: friedmanks80403@yahoo.com


FIFTEENTH: COUNTERPARTS: This contract may be executed in any number of counterparts. Each executed counterpart shall be deemed to be an All executed contemplate taken together shall constitute one agreement.

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SEVENTEENTH: APLLICABLE LAW: This Contract will be governed by and construed under the laws and principles of the Republic of Panama without regard to conflicts of laws principles.

This contract is signed and executed in three originals.

Panama, February 20, 2004.


COMPANIA MINERA CLIFTON, S. A.              TRANSWORLD EXPLORATION, S. A


/s/ Kenneth Friedman                          /s/ Julio C. Benedetti
----------------------------                 --------------------------------
Kenneth Friedman                              Julio C. Benedetti



                      BANCO PANAMERICANO, S.A. (PANABANK)



                    /s/ Gustavo Eisenmann /s/ Rosento Healy
                   ------------------------------------------
                      Gustavo Eisenmann      Rosento Healy